Exhibit 10.1

EXECUTION VERSION

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is made and entered into as of January 23, 2014 (the “Effective Date”), by and between Zimmer Spine, Inc., a Delaware corporation (“Zimmer”), and X-spine Systems, Inc., an Ohio corporation (“X-spine”).

Recitals

A.           X-spine designs, develops, manufactures and markets spine surgery implants and instruments, including the Products (as defined below).

B.           Zimmer designs, develops, manufactures and markets implants, instruments, devices and related products for use in orthopedic surgery, including spinal applications.

C.           X-spine desires to appoint Zimmer as an exclusive worldwide distributor of the Products (as defined below) for all uses and applications in the Field (as defined below), and Zimmer desires to accept such appointment, all in accordance with the terms and conditions of this Agreement.

Agreement

In consideration of the mutual covenants contained in this Agreement, Zimmer and X-spine agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1           Definitions.

(a)          Terms Defined in this Article. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to an entity, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the entity. For this purpose, “control” of an entity means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations or orders of any Governmental Authority, including the federal Anti-Kickback Statute (42 U.S.C. § 1302a-7b) (the “Anti-Kickback Statute”), the Physician Self-Referral Law (42 U.S.C. § 1395nn), the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1) (the “FCPA”), and all laws, ordinances, rules and regulations promulgated by the Department of Health and Human Services Office of Inspector General, the Centers for Medicare and Medicaid Services, and the FDA, or their counterparts in foreign jurisdictions, and any other Regulatory Laws.

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“Average Gross Margin” means, with respect to any Product for the applicable Pricing Measurement Period, (i) the aggregate gross profit for such Product during such period, divided by (ii) the aggregate gross sales of such Product during such period, in each case as determined in accordance with United States generally accepted accounting principles.

“Axle Products” means all of the Products described in Exhibit A as part of the Axle product family.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated by Applicable Law to remain closed.

“Change of Control” means, with respect to X-spine, a transaction or series of related transactions as a result of which a Person or group of Persons acting in concert directly or indirectly acquires (i) control of X-spine or (ii) ownership of all or substantially all of X-spine’s assets related to the Products. The transaction(s) may be in any form or combination of forms, including an issuance or transfer of voting securities, a grant of one or more proxies, a merger (whether or not X-spine survives), a consolidation, a share exchange, a reorganization, or an asset sale. For this purpose, “control” of X-spine means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means all copyrights and copyrightable works, and all applications, registrations and renewals in connection therewith.

“Distribution Term” means the period from the Effective Date until the earlier to occur of the following: (i) the IP License Effective Date or (ii) the expiration or termination of this Agreement pursuant to Article XI.

“FDA” means the United States Food and Drug Administration.

“Field” means any and all spine applications.

“Field Action” means any recall, correction or removal action by Zimmer or X- spine with respect to any Products due to safety, efficacy, quality or regulatory compliance concerns, including actions to recover title to or possession of, or to halt distribution of, Products that previously have been shipped to customers.

“Final Regulatory Clearance Date” means, with respect to any Product, the date on which Zimmer (or its designee) has received Regulatory Clearance for such Product in all jurisdictions for which Regulatory Clearances were in effect for such Product as of the IP License Effective Date.

“Governmental Authority” means the governmental authority in any country in which the Products are manufactured, sterilized, marketed, sold, tested, investigated or otherwise regulated, and all states or other political subdivisions thereof and supranational bodies applicable thereto, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

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“Improvement” means, with respect to any Product, any improvement, modification, addition, new feature or refinement to such Product (and for the purposes of this definition, including any substantially similar product) created or developed by or on behalf of X-spine.

“Industrial Designs” means all features of shape, configuration, pattern, ornament and the like that are or can be registered as designs or industrial designs under Applicable Laws and all applications, registrations and renewals in connection therewith.

“Insolvency Event” means that a Party (i) has commenced a voluntary proceeding under any insolvency law, (ii) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for sixty (60) consecutive days, (iii) had a receiver, trustee or similar official appointed for it or for any substantial part of its property which appointment has not been stayed or revoked within sixty (60) days of such appointment, (iv) made an assignment for the benefit of creditors or (v) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law which has not been stayed within sixty (60) days of entry. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Intellectual Property” means all registered and unregistered Patents, Copyrights, Industrial Designs, Proprietary Information and Trademarks, including all modifications, enhancements and Improvements thereto and all Intellectual Property Rights therein.

“Intellectual Property Rights” means all forms of legal rights and protections that may pertain to or be obtained for any type of Intellectual Property under the laws of any Governmental Authority of any country or jurisdiction.

“Irix-A Products” means all of the Products described in Exhibit A as part of the Irix-A product family.

“License Trigger Event” means the occurrence of any of the following: (i) X- spine is the subject of a Change of Control by a Zimmer Competitor or (ii) the expiration or termination of this Agreement.

“Marketing Partners” means distributors, sales entities, sales representatives, sales agents, and sales and distribution partners authorized by Zimmer or X-spine, as applicable, to promote, market, sell and distribute the Products.

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“Net Sales” means the cumulative gross invoice price at which the Products are sold to end users during any measurement period by or for Zimmer or any of its Affiliates or sublicensees, less (i) commissions allowed to distributors or direct sales force expense associated with the sale of the Products, (ii) warehouse expenses directly related to inventoried Products, (iii) royalties paid to Third Parties for the manufacture, sale or use of the Products, (iv) discounts allowed for sale of the Products, (v) refunds, replacements, rebates, or credits allowed to purchasers for return of the Products or as reimbursement for damaged Products, (vi) freight, postage, insurance and other shipping charges, and (vii) sales, use and excise taxes, customs, duties and any other governmental charges imposed on the production, approval, importation, use or sale of the Products.

“Party” means Zimmer or X-spine, as the context requires.

“Patent No. 8,439,953” means United States patent number 8,439,953, including (i) all reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, and divisions to, of or for it, and (ii) supplementary protection certificates and other governmental actions that extend exclusive rights to an invention or technology beyond the original patent expiration date.

“Patents” means (i) all United States or foreign patents, United States and foreign patent applications and PCT applications, (including provisional applications and applications for a certificate of invention); (ii) all reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, and divisions of, to or for any patent or patent application; and (iii) all term extensions, supplementary protection certificates and other governmental actions that extend exclusive rights to an invention or technology beyond the original patent expiration date.

“Person” means any individual, group or entity, including Governmental Authorities.

“Pricing Approval” means, with respect to any country or jurisdiction in which Governmental Authorities determine the pricing at which products will be reimbursed, the approval, agreement, determination or decision by the applicable authorities establishing that pricing.

“Pricing Measurement Period” means, for each full calendar year during the Distribution Term, the period from January 1 through August 30.

“Product Complaint” means any expression by a Third Party of dissatisfaction relating to the identity, durability, reliability, safety, efficacy or performance of any Product, including actual or suspected product tampering, contamination, mislabeling or misformulation.

“Products” means X-spine’s products set forth in Exhibit A, including all Improvements thereto.

“Proprietary Information” means a Party’s trade secrets, know-how, business plans, manufacturing processes, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise).

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Regulatory Clearance or Pricing Approval or in administering Regulatory Laws in that country or jurisdiction.

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“Regulatory Clearance” means, with respect to any country or jurisdiction, all acts of the applicable Regulatory Authority that are necessary under applicable Regulatory Laws for the manufacture, marketing, distribution and sale of the Product in that country or jurisdiction, and satisfaction of all applicable regulatory and notification requirements and, to the extent applicable, the grant of Pricing Approval.

“Regulatory Laws” means all Applicable Laws governing (i) the import, export, testing, sterilization, investigation, manufacture, marketing or sale of the Product; (ii) establishing recordkeeping or reporting obligations; (iii) Field Actions; or (iv) similar regulatory matters.

“Restricted Customers” means, collectively, the X-spine Restricted Customers and the Zimmer Restricted Customers, such customers to be defined at the individual health care professional level, rather than at the hospital or other institutional customer level.

“Specifications” means, with respect to each Product, (i) X-spine’s design and functionality specifications relating to the Product, (ii) any design and functionality specifications provided by X-spine in its sales literature or other product documentation with respect to the Product and (iii) any specifications for manufacturing, testing, sterilization, storing, packaging, shipping or labeling the Product set forth in any approved application for Regulatory Clearance and any supplements and amendments thereto.

“Term” means the period from the Effective Date through the expiration or termination of this Agreement pursuant to Article XI.

“Territory” means the entire world.

“Third Party” means any Person other than the Parties and their Affiliates.

“Trademarks” means all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations and combinations thereof (including all goodwill associated therewith), and all applications, registrations and renewals in connection therewith.

“Transition Period” for any Product means the period from the IP License Effective Date until the later to occur of (i) the Final Regulatory Clearance Date, or (ii) the date on which X-spine has fulfilled and delivered on all Firm Orders for such Product that were submitted by Zimmer prior to the Final Regulatory Clearance Date.

“United States” or “U.S.” means the United States of America, including its territories, commonwealths and possessions.

“X-spine IP” means all Intellectual Property that is subject as of the Effective Date, or becomes subject during the Term, to X-spine’s ownership or control and that is necessary or useful for the manufacture, testing, use, promotion, marketing, sale or distribution (including import/export) of the Products. For purposes of this Agreement, X-spine shall be considered to control Intellectual Property or an Intellectual Property Right if X-spine or any of its Affiliates has a license, sublicense or other right to it, including any rights to future licenses, sublicenses or other rights, and also has the right to assign, license, sublicense or otherwise grant rights under it to Zimmer.

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“X-spine Restricted Customers” means the United States-based customers of X-spine set forth on Exhibit B, such customers to be defined at the individual health care professional level, rather than at the hospital or other institutional customer level, as updated from time to time pursuant to this Agreement.

“Zimmer Competitors” means the Third Parties set forth in Exhibit C, their Affiliates and Marketing Partners.

“Zimmer Restricted Customers” means the United States-based customers of Zimmer set forth on Exhibit D, such customers to be defined at the individual health care professional level, rather than at the hospital or other institutional customer level, as updated from time to time pursuant to this Agreement.

(b)          Terms Defined Elsewhere. Capitalized terms not defined in Section 1.1(a) shall have the meanings specified elsewhere in the text of this Agreement. Those terms include the following:

Term	Section
Agreement	Introductory Paragraph
Claim	8.1(c)
Clinical Data	2.4
Code of Conduct	6.1(c)
Confidential Information	7.1(a)
Covered Transaction	13.1
Debarred Entity	6.10(a)
Debarred Individual	6.10(a)
Distribute	2.1
Effective Date	Introductory Paragraph
Election	13.2
Excess Products	3.5(d)
Excused Material Shipping Delay	3.5(c)
Firm Orders	3.2
Forecast	3.1
Impeding Event	3.8(c)
Indemnifiable Loss	10.1(a)
Initial Term	11.1
IP License	12.1
IP License Effective Date	12.3
ISO	5.2
Material Shipping Delays	3.5(c)
Minimum Thresholds	3.8
Negotiation Period	13.2
Option to License	12.1
Product Liability Claim	10.1(a)
Renewal Term	11.1
Review Period	13.2
Shortfall Products	3.5(d)
Third-Party Offer	13.1
Transaction Notice	13.1
Transfer Price	4.1
X-spine	Introductory Paragraph
X-spine Parties	6.10(a)
Zimmer	Introductory Paragraph
Zimmer Indemnified Parties	10.1(a)

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1.2           Rules of Construction.

(a)          When a reference is made in this Agreement to a Recital, an Article, a Section or an Exhibit, such reference is to a Recital, Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated.

(b)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

(c)          Pronouns, including “he,” “she” and “it,” when used in reference to any Person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case.

(d)          Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

(e)          Standard variations on defined terms (such as the plural form of a term defined in the singular form and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms.

ARTICLE II
DISTRIBUTION

2.1           Distribution Rights. X-spine hereby grants to Zimmer, and Zimmer hereby accepts, the co-exclusive right to promote, market, sell and distribute (“Distribute”) the Products throughout the Territory during the Distribution Term and any applicable Transition Period for all uses and applications in the Field; provided, however, that Zimmer shall not Distribute or permit Distribution of the Products, directly or indirectly, to any X-Spine Restricted Customer. Notwithstanding the foregoing, X-spine shall retain the right to Distribute the Products; provided, however, that X-spine shall not Distribute or permit Distribution of the Products, directly or indirectly, to any Zimmer Restricted Customer or with any Zimmer Competitor.

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2.2           Restricted Customers.

(a)          Each Party agrees and acknowledges that Exhibit B and Exhibit D set forth the respective X-Spine Restricted Customers and Zimmer Restricted Customers, as of the Effective Date.

(b)          Beginning on December 31, 2014, each Party shall update and deliver its respective list of Restricted Customers within thirty (30) days of June 30th and December 31st of each year after the Effective Date as follows:

(i)          During 2014 and 2015, each Party shall remove from its list of Restricted Customers any customer who has not purchased, acquired, ordered or utilized in surgery at least (A) fifty thousand dollars ($50,000) of products (including the Products and any other products sold by such Party) or (B) twenty- five thousand dollars ($25,000) of Products from such Party or its Marketing Partners during the twelve (12) month period immediately preceding the applicable June 30th or December 31st date.

(ii)         During 2016 and for the remainder of the Distribution Term (and any applicable Transition Period), each Party shall remove from its list of Restricted Customers any customer who has not purchased, acquired, ordered or utilized in surgery at least twenty-five thousand dollars ($25,000) of Products from such Party or its Marketing Partners during the twelve (12) month period immediately preceding the applicable June 30th or December 31st date.

(iii)        Subject to clause (iv) below, a Party may add to its list of Restricted Customers any customer who has purchased, acquired, ordered or utilized in surgery at least twenty-five thousand dollars ($25,000) of Products from such Party or its Marketing Partners during the twelve (12) month period immediately preceding the applicable June 30th or December 31st date. In the event that both Parties add the same customer to their respective lists of Restricted Customers, the Parties agree to take commercially reasonable efforts to equitably resolve the status of such customer.

(iv)        Neither Party may add a customer to its list of Restricted Customers if such customer is already included (and maintained according to this Section 2.2(b)) on the Restricted Customer list of the other Party.

All dollar amounts referred to in this Section 2.2(b) are to be defined by end user pricing.

(c)          X-spine represents and warrants that none of the customers listed in Exhibit B are currently purchasing, acquiring or ordering products from Zimmer Marketing Partners.

(d)          Only customers located in the United States are eligible to be considered Restricted Customers.

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(e)          The Parties acknowledge the confidential nature of each list of Restricted Customers and agree that such lists shall be subject to the confidentiality provisions set forth in Article VII. In addition, each Party shall comply with the following provisions:

(i)          The Zimmer Restricted Customer list shall not be furnished or disclosed to any Person without prior written consent from Zimmer, with the exception of the following recipients: David Kirschman (President and CEO), Mike Schmitz (Chief Financial Officer) and Daniel Abromowitz (Sales and Marketing Director), or any equivalent successors.

(ii)         The X-spine Restricted Customer list shall not be furnished or disclosed to any Person without prior written consent from X-spine, with the exception of the following recipients: Steve Healy (President), Chris Ryan (Vice President of Sales), Jamey Rottman (Vice President of Marketing) and Jonathan Toronto (Division General Counsel), or any equivalent successors.

(iii)        The Restricted Customer lists shall be stored and maintained by the Parties and all recipients in a manner so as to fully protect its strictly confidential nature.

(iv)        Any recipient of the Restricted Customers list (or any portion thereof) shall be informed by X-spine or Zimmer, as applicable, of the confidential nature of such information and shall be directed to treat the information strictly confidentially.

2.3           Marketing and Sales Support. Except as otherwise expressly provided herein, Zimmer shall have sole control and authority over its marketing and sales activities relating to the Products, including design and production of marketing materials. X-spine shall use commercially reasonable efforts to support Zimmer’s marketing and sale of the Products, including providing Zimmer with reasonable quantities of its existing marketing and promotional materials for distribution to Zimmer’s customers and cooperating with Zimmer in making reasonable modifications to existing marketing and promotional materials as may be requested by Zimmer. Any marketing materials designed or produced by Zimmer (including any modifications requested by Zimmer under the previous sentence) are subject to approval from X- spine, which shall not be unreasonably withheld, conditioned or delayed. If X-spine does not respond to such a modification request within five (5) Business Days, such request shall be deemed approved.

2.4           Clinical Data. Zimmer shall have reasonable access to all clinical data supporting the commercialization and use of the Products created by or in coordination with X- spine, whether collected prior to or after the Effective Date (“Clinical Data”). Zimmer will have continuing rights to access and use Clinical Data in the event it exercises either its Option to License under Article XII or its Right of First Refusal under Article XIII.

2.5           Marketing Partners.

(a)          Each Party shall have the right to appoint Marketing Partners to participate in the Distribution of the Products in accordance with Sections 2.1, except as follows:

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(i)          X-spine shall not appoint any Zimmer Competitors as a Marketing Partner for the Products.

(ii)         Neither Party shall distribute or permit Distribution of the Products, directly or indirectly, to or through any Marketing Partner of the other Party; provided, however, to the extent any Marketing Partner of X-Spine is as of the Effective Date also engaged by Zimmer to sell Zimmer products other than the Products, Zimmer shall have exclusive rights to market the Products through that Marketing Partner.

(iii)        Notwithstanding the foregoing, X-spine acknowledges that Matt McCoy, Mark Howat and Steve Schrader and their respective organizations may execute sales representative agreements (or other distribution agreements) with Zimmer and upon such execution, each shall be considered a Zimmer Marketing Partner.

(b)          Each Party shall ensure compliance by its Marketing Partners with the terms of this Agreement.

2.6           Training Support. Zimmer shall be responsible for training health care provider customers, Zimmer’s Marketing Partners and Zimmer employees. X-spine shall support Zimmer’s training efforts by participating in twelve (12) training sessions at no cost to Zimmer. Zimmer shall reimburse X-spine’s reasonable, documented, out of pocket travel and meeting expenses, not to exceed ten thousand dollars ($10,000) per training session. Such training and support is not intended to include services of licensed physicians. If additional training sessions are requested by Zimmer, the Parties will negotiate the terms, including costs, of such sessions.

ARTICLE III
PURCHASING

3.1           Forecasts. On a monthly basis Zimmer shall provide to X-spine a rolling twelve (12) month forecast of the anticipated quantities of the Products that Zimmer expects to order (each, a “Forecast”). Each Forecast shall be non-binding and for planning purposes only.

3.2           Firm Orders. Zimmer will place firm orders for the Products (“Firm Orders”) in Zimmer’s standard form, as modified from time to time. Each Firm Order will state the quantity and type of Product purchased, delivery date(s) and applicable Transfer Price (as defined below). Firm Orders may be submitted via e-mail. Each Firm Order made in accordance with this Agreement shall be accepted by X-spine. If any term in any Firm Order or confirmation conflicts with any term in this Agreement, the conflicting term in this Agreement shall govern and control.

3.3           Initial Inventory Purchase. Within thirty (30) days of such time that X-spine completes and Zimmer gives final approval in writing for all engineering specifications and, as applicable, branding and/or private labeling activities to be performed under Section 5.7, Zimmer shall place a binding Firm Order to purchase the following type and number of Products in configurations substantially similar to those set forth in Exhibit A:

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•	Axle Kit Assembly X060-0000: 25 kits
•	X063-1000FIXCET II Kit Assembly and/or X076-1000 Zygafix Kit Assembly: 10 kits
•	X070-0000 Silex Kit Assembly: 10 kits
•	Irix C Implant Kit Assembly: 10 kits
•	Irix C Instrument Kit Assembly: 10 kits

Zimmer may at its discretion opt to modify the configuration of the kits, for example including a lower quantity of a specific implant size in the kits. The Parties agree and acknowledge that multiple Firm Orders may be placed by separate product lines in order to fulfill Zimmer’s obligations under this Section 3.3.

3.4           Irix-A Purchase. X-spine shall notify Zimmer immediately upon receipt of Regulatory Clearance from the FDA for the Irix-A Products. Within thirty (30) days of such notice from X-spine, Zimmer shall place a binding Firm Order to purchase twenty-five (25) Irix-A kits in configurations to be mutually agreed upon by the Parties.

3.5           Shipping.

(a)          X-spine shall ship the Products FOB shipping point (X-spine’s facility in Dayton, Ohio or other facility designated by X-spine) to the Zimmer facilities designated by Zimmer. All shipments shall be made by a carrier designated by Zimmer, and shipping costs be borne by Zimmer.

(b)          X-spine shall use commercially reasonable efforts to deliver the Products no later than the delivery date(s) specified in the applicable Firm Order, as long as such Firm Order is accepted by X-spine. X-spine’s acceptance of any such Firm Order shall not be unreasonably withheld or delayed. X-spine shall be deemed to have accepted a Firm Order unless X-spine delivers a written rejection to Zimmer within ten (10) Business Days of X-spine’s receipt of the Firm Order.

(c)          In the event that X-spine is not able to timely make available an entire Firm Order, X-spine shall (i) make available for delivery as much of the Firm Order as possible, and (ii) provide prompt notice to Zimmer of the anticipated shortfall, which notice shall specify the cause for the delay and the estimated delivery date for the remaining Products. Any delays of greater than thirty (30) days beyond the lead times specified in Exhibit E (excluding delays caused by force majeure as provided in Section 14.2) (“Material Shipping Delays”) shall constitute a material breach of this Agreement by X-spine, except that one Material Shipping Delay per rolling twelve (12) month period shall be permitted without constituting a material breach of this Agreement by X-Spine (“Excused Material Shipping Delay”). If any Excused Material Shipping Delay is greater than ninety (90) days beyond the lead times specified in Exhibit E (excluding delays caused by force majeure as provided in Section 14.2), such delay shall no longer be excused and it shall constitute a material breach of this Agreement by X-spine. Notwithstanding the foregoing, a shipping delay impacting less than ten percent (10%) of any individual SKU within an applicable Firm Order shall not constitute a Material Shipping Delay.

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(d)          Notwithstanding the foregoing, to the extent a Firm Order of Products exceeds one hundred and twenty-five percent (125%) of the amount specified in the Forecast (such amount to be calculated in terms of SKU’s) provided at least sixty (60) but no more than ninety (90) days prior to the Firm Order (measured by units of Product) (the amount above such one hundred and twenty-five percent (125%) threshold is referred to herein as the “Excess Products”), the Parties shall negotiate and mutually agree upon revised lead times for the Excess Products, and a failure of X-spine to deliver such Excess Products within the time periods set forth in the previous sentence shall not constitute a material breach of this Agreement. To the extent a Firm Order of Products falls below fifty percent (50%) of the amount specified in the Forecast provided at least thirty (30) days, but no more than sixty (60) days, prior to such Firm Order (measured by total dollar amount) (the shortfall below such fifty percent (50%) threshold is referred to herein as the “Shortfall Products”), Zimmer shall be obligated to purchase the Shortfall Products within ninety (90) days of manufacture. For the initial inventory purchase described in Section 3.3, the delivery lead times shall not be initiated until the applicable Firm Orders are accepted by X-spine.

(e)          X-spine shall package, label, store and make available for shipment all Products in compliance with Applicable Laws, the Specifications and any reasonable requests by Zimmer and in accordance with good commercial and industry practice. The shipping container used by X-spine shall be validated per ISTA standard 3A (as published by International Safe Transit Association), to ensure that the safety and integrity of the Product is maintained during transit. The Products shall be ready for resale. X-spine shall package the Products suitably for export and appropriately to prevent damage during shipment. The packing slip/delivery note for each shipment of Products shall have the part number, purchase order number and delivery quantity.

3.6           Quality Testing. Prior to shipping Products to Zimmer, X-spine will inspect and perform quality testing on each Product to confirm finished device acceptance to ensure that each production run, lot or batch of finished devices meets acceptance criteria. X-spine shall document the results of said inspection and quality testing for each Product. Such documentation shall be made available to Zimmer upon request. X-spine will ship to Zimmer only those Products that have passed such inspection and quality testing and are defect free and conform to the Specifications.

3.7           Acceptance of Products. Zimmer, its Marketing Partners and/or the end users of the Products shall have a reasonable right of inspection to verify that the Products conform to the applicable Firm Order and the terms of this Agreement. Any defective or non-conforming Product shall be returned to X-spine. X-spine shall bear all costs of return (including freight and insurance) and shall either replace the defective or non-conforming Product without charge (including payment of freight and insurance for delivery of the replacement product) or, at Zimmer’s request, refund to Zimmer the entire amount paid in connection with the rejected Product. Nothing in this Section 3.7, including the exercise of rights hereunder, shall be construed as a waiver of Zimmer’s indemnification rights, its warranty rights or any other common law or statutory remedies.

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3.8           Minimum Payments.

(a)          Minimum Thresholds.

(i)          Loss of Co-Exclusivity and the Right of First Refusal. In the event that the aggregate transfer price for the Firm Orders submitted in any given measurement period (comprised of a calendar year unless otherwise indicated) by Zimmer is less than the dollar amounts set forth below (the “Minimum Thresholds”), then, at the option of X-spine (A) the co-exclusive Distribution rights granted to Zimmer under Section 2.1 shall become nonexclusive and (B) the Right of First Refusal granted to Zimmer under Article XIII shall become void and without effect. The Minimum Thresholds for this Section 3.8(a)(i) shall be as follows:

Loss of Co-Exclusivity and the Right of First Refusal
Measurement Period	Minimum Requirement
July through December of 2015	$1,500,000
Each calendar year from 2016 through 2019	$3,000,000
Each calendar year from 2020 and thereafter	$2,000,000

For the sake of clarity, if X-spine properly exercises its rights under clause (A) above, Section 2.5(a)(i) will also be rendered void and without effect.

(ii)         Loss of Option to License. In addition to Section 3.8(a)(i) above, in the event that the aggregate transfer price for the Firm Orders submitted in any given measurement period (comprised of a calendar year unless otherwise indicated) by Zimmer is less than the Minimum Thresholds set forth below, then, at the option of X-spine, the Option to License granted to Zimmer under Article XII shall become void and without effect. The Minimum Thresholds for this Section 3.8(a)(ii) shall be as follows:

Loss of Option to License
Measurement Period	Minimum Requirement
July through December of 2015	$1,000,000
Each calendar year from 2016 through 2019	$2,000,000
Each calendar year from 2020 and thereafter	$1,250,000

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(iii)        As used below, unless otherwise noted, the term “Minimum Thresholds” shall apply to both of the Minimum Thresholds set forth above.

(b)          To the extent that the aggregate transfer price for the Firm Orders for any calendar year exceeds one or both of the Minimum Thresholds for such period, Zimmer shall have the right to carry forward the excess and apply it toward such Minimum Threshold(s) for any subsequent calendar year.

(c)          Notwithstanding the foregoing, and without limiting the indemnification or termination provisions herein, Zimmer shall have no obligations and X-spine shall have no rights under Section 3.8(a) for any given calendar year if Zimmer’s Distribution of any particular Product is materially and adversely affected for a continuous period of at least sixty (60) days or for a total period of at least seventy-five (75) days (on a non-continuous basis) during such calendar year by any of the following (each, an “Impeding Event”): (i) any claim, action or litigation (including claims, actions or litigation related to intellectual property or product liability) relating to such Product or this Agreement which prevents or impedes Zimmer from selling such Products (e.g., patent infringement injunction); (ii) any occurrence or development that reasonably calls into question the safety or efficacy of such Product or reasonably poses a substantial legal liability on Zimmer; (iii) the FDA or other Regulatory Authority withdraws or otherwise materially limits Regulatory Clearance for such Product; (iv) X-spine is in breach of this Agreement and such breach adversely affects, in any material way, Zimmer’s ability to Distribute such Product; or (v) any other circumstance beyond Zimmer’s control legally prevents Zimmer from Distributing such Product.

(d)          In order to exercise its rights under either Section 3.8(a)(i) or Section 3.8(a)(ii), X-spine must notify Zimmer in writing thereof within thirty (30) days of the end of the measurement period for which Zimmer failed to meet the applicable Minimum Threshold(s). Zimmer shall be entitled to retain its co-exclusive Distribution, Right of First Refusal rights and/or Option to License by submitting, within thirty (30) days after its receipt of such notice, one or more Firm Orders for the Products required to make up the shortfall in meeting the applicable Minimum Threshold(s) for such measurement period. For clarification, orders made pursuant to this subsection (d) do not count toward the applicable Minimum Threshold(s) for the following calendar year (in other words, such orders do not count twice).

(e)          For clarification purposes, X-spine’s sole remedy for Zimmer’s failure to meet the Minimum Thresholds under Section 3.8(a)(ii) is to render the Option to License under Article XII void and without effect, and X-spine’s sole remedies for Zimmer’s failure to meet the Minimum Thresholds under both Section 3.8(a)(i) and Section 3.8(a)(ii) are (i) to render nonexclusive the Distribution rights under Section 2.1, (ii) to render the Right of First Refusal under Article XIII void and without effect and (iii) to render the Option to License under Article XII void and without effect.

3.9           Preliminary Test Kits. The Parties agree that Zimmer may, in advance of the Initial Inventory Purchase and subject to availability and shipping terms as determined by X- spine in its reasonable judgment, order X-spine-branded kits from each of the Axle, Irix-C and Irix-A product families. Upon accepting any such orders, X-spine shall fill the orders using commercially reasonable efforts.

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ARTICLE IV
PRICING AND PAYMENTS

4.1           Transfer Pricing. With the exception of Irix-A Products, the initial Transfer Price (“Transfer Price”) for each Product offered for sale, by X-spine to Zimmer, is set forth in Exhibit A. The initial Transfer Price for Irix-A Products shall be agreed upon by the Parties using a pricing approach substantially similar to that set forth in Sections 4.1(a) and 4.1(b) (i.e. a 75% Average Gross Margin for Zimmer on Irix-A Implant Products and a 20% Average Gross Margin for X-spine on Instrument Products). These Transfer Prices shall be firm through December 31, 2015. Thereafter, the Transfer Prices shall be adjusted as follows during the Distribution Term:

(a)          Effective on January 1 of each calendar year beginning on January 1, 2016, the Transfer Price for each Implant Product shall be adjusted to equal the Transfer Price that if paid by Zimmer to X-spine would ultimately have resulted in a seventy-five percent (75%) Average Gross Margin for Zimmer, based upon Zimmer’s sales to end users, during the Pricing Measurement Period of the previous calendar year; provided that such annual adjustment shall not increase or decrease the Transfer Price for any Implant Product by more than five percent (5%) of the total Transfer Price for that Implant Product. Zimmer shall calculate the new Transfer Prices for the Implant Products on an annual basis and Zimmer shall notify X-spine of the new Transfer Prices no later than September 30 of the calendar year immediately preceding the calendar year in which such new Transfer Prices are to take effect.

(b)          Effective on January 1 of each calendar year beginning on January 1, 2016, the Transfer Price for each Instrument Product shall be adjusted to equal the Transfer Price that if paid by Zimmer to X-spine would ultimately have resulted in a twenty percent (20%) Average Gross Margin for X-spine, based upon X-spine’s sales to Zimmer, during the Pricing Measurement Period of the previous calendar year; provided that such annual adjustment shall not increase or decrease the Transfer Price for any Instrument Product by more than five percent (5%) of the total Transfer Price for that Instrument Product. X-spine shall calculate the new Transfer Prices for the Instrument Products on an annual basis and X-spine shall notify Zimmer of the new Transfer Prices no later than September 30 of the calendar year immediately preceding the calendar year in which such new Transfer Prices are to take effect.

(c)          Notwithstanding the foregoing, in the event that then-cumulative Transfer Price adjustments described in Sections 4.1(a) and (b) above result in an aggregate increase or reduction to the Transfer Price for any Product of twenty percent (20%) or more relative to the Transfer Price set forth in Exhibit A (or in the case of Irix-A Products, the initial Transfer Price as agreed to by the Parties), the Parties shall review and negotiate the Transfer Price using commercially reasonable judgment based upon then-current market circumstances. If the Parties are unable to reach agreement on a new Transfer Price for any particular Product, the Transfer Price for such Product shall be adjusted such that the aggregate increase or reduction beyond twenty percent (20%) shall be borne equally by the Parties (each Party’s Average Gross Margin would be reduced by the same absolute percentage). For clarification by example, if the current Transfer Price resulted in an Average Gross Margin of seventy-five percent (75%) for Zimmer and fifty-five percent (55%) for X-spine, a reduction in Transfer Price to result in an Average Gross Margin of seventy percent (70%) for Zimmer and fifty percent (50%) for X-spine would be acceptable. In no case, however, shall Transfer Prices fall below seventy percent (70%) of those set forth in Exhibit A (or in the case of Irix-A Products, the initial Transfer Price as agreed to by the Parties).

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(d)          Each Party shall have reasonable access to the books and records of the other Party as may be necessary in order to verify the Average Gross Margin calculation for any pricing adjustment made under this Section 4.1.

4.2           Royalty Payments. Zimmer shall make royalty payments to X-spine in an amount equal to four percent (4%) of Net Sales of all Products except for Axle Products and two percent (2%) of Net Sales of Axle Products, in each case to the extent received by Zimmer during the Distribution Term and with the following limitations:

(a)          In the event Zimmer reasonably determines that it needs a license or other access to Intellectual Property Rights of a Third Party in order to Distribute the Products, any consideration paid to such Third Party by Zimmer in order to obtain such license or access (including upfront fees, royalties and other forms of consideration) shall be credited against any royalty payments due to X-spine under this Agreement. Nothing herein shall be construed to limit Zimmer’s indemnification rights under Section 10.1.

(b)          Multiple royalties shall not be payable in the case of multiple resales of the Products through a distribution chain. Royalties shall be payable in arrears on a quarterly basis in immediately available funds. So long as royalties are due hereunder, Zimmer shall provide to X-spine reports (in written or electronic form) on Net Sales for each calendar quarter and the amount of royalties due thereon. Each report shall be due on the sixtieth (60th) day following the last day of the applicable calendar quarter. Royalty payments shall be due and payable on the date each report is due.

(c)          The obligation to pay royalties under this Section 4.2 shall terminate with respect to each Product in each jurisdiction upon the expiration of the last to expire valid Patent claim covering such Product in such jurisdiction.

4.3           Payment Terms. Zimmer shall pay X-spine for purchased Products within sixty (60) days from the date Zimmer receives the purchased Products and the applicable invoice from X-spine. Zimmer shall receive a three percent (3%) discount on any invoice if Zimmer makes a full payment within ten (10) days of receipt of the purchased Products and the invoice.

4.4           Taxes. X-spine shall be responsible for any and all federal, state or local excise or gross receipts taxes, personal property taxes, customs duties or levies and any foreign taxes which may be imposed on manufacturing or production activities related to the Products, or on articles, supplies or services ordered hereunder by reason of their sale, delivery to or subsequent payment by Zimmer. X-spine represents that any federal, state or local sales/use taxes which are charged on the Products ordered hereunder will be promptly remitted to the designated jurisdiction and that X-spine is authorized and properly registered with the jurisdiction taxing authorities to collect and remit said taxes. In the event that X-spine has an obligation to collect said sales/use taxes, fails to do so and is subsequently assessed by a taxing authority or agency, X-spine waives all rights to seek contribution from Zimmer, its Marketing Partners or end users for any interest or penalty charged. Further, X-spine shall not have the right to seek contribution for any sales/use taxes assessed on Products sold to Zimmer to the extent that Zimmer has either previously self-assessed and paid said taxes itself or the statute of limitations with respect to the jurisdiction has expired. Zimmer shall be responsible for any federal, state or local sales or gross receipts taxes, personal property taxes, customs duties or levies and any foreign taxes which may be imposed on the sale of the Products by Zimmer.

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ARTICLE V
MANUFACTURING

5.1           Inventory. X-spine shall use commercially reasonable efforts to maintain sufficient manufacturing capacity (including appropriate manufacturing, storage and distribution facilities and qualified personnel) to meet Zimmer’s Forecasts for the Products. Without limiting the foregoing, X-spine shall keep a safety stock of no less than two (2) months’ supply of the Products (based upon the Forecasts) at all times during the Distribution Term.

5.2           Manufacturing. X-spine shall be responsible in all respects for manufacturing and supplying the Products. The Products shall be manufactured and sterilized in accordance with the Specifications and all Applicable Laws, including Good Manufacturing Practices (as defined by the FDA) and standard 13485 specifications (as defined by the International Organization for Standards (“ISO”). X-spine shall maintain accurate and complete records relating to its manufacture, sterilization and testing of the Products, including all records required under Applicable Laws, throughout the Distribution Term and any applicable Transition Period (or for such longer period as may be required by Applicable Laws).

5.3           Process and Product Modifications. X-spine shall notify Zimmer at least thirty (30) days in advance of any proposed material changes to the manufacturing processes for the Products. X-spine shall not materially alter or modify the Products or their packaging or labeling without the prior written consent of Zimmer. X-spine will use reasonable efforts to make product Improvements and modifications as may be reasonably requested by Zimmer, and Zimmer shall pay commercially reasonable expenses for such product Improvements and modifications.

5.4           Product Warranty. X-spine warrants to Zimmer, its Marketing Partners and the end users of each Product, that such Product, when delivered in accordance with the applicable Firm Order, will (i) conform to the Specifications, (ii) have been manufactured, tested, stored, packaged, labeled, sterilized and shipped in compliance with Applicable Laws and the Specifications and (iii) be free of defects in design, material, engineering, fabrication and workmanship. X-spine further warrants to Zimmer that the Products, when delivered, shall be free and clear of any liens, security interests or encumbrances of any nature whatsoever. X- SPINE DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.5           Specifications. X-spine shall provide to Zimmer information concerning the Specifications as reasonably requested by Zimmer from time to time.

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5.6           Subcontracting. X-spine shall be permitted to subcontract its obligations under this Agreement only to subcontractors currently engaged by X-spine (and disclosed to Zimmer) as of the Effective Date and approved through X-spine’s supplier assessment process. X-spine shall cause such permitted subcontractors to comply with all terms under this Agreement and all Applicable Laws in connection with their performance hereunder. X-spine shall remain primarily responsible for performance of its obligations hereunder, including obligations relating to product quality assurance, compliance with Applicable Laws and Confidential Information, regardless of whether any of X-spine’s obligations are undertaken by a subcontractor. Except as set forth in the first sentence of this Section 5.6, X-spine shall not subcontract its obligations under this Agreement to any Person without providing Zimmer with prior written notice of X- Spine’s selection and qualification of the proposed subcontractor consistent with the requirements of X-Spine’s quality system.

5.7           Product Branding. All Products will be branded as private label for Zimmer, which shall include use of the following: (a) new product names determined by Zimmer, (b) part numbers specific to Zimmer and (c) packaging and labeling consistent with Zimmer’s current branding. Zimmer shall provide X-spine with detailed direction on the branding of the Products. X-spine shall be responsible for the development, quality and regulatory efforts required in conjunction with the branding activities described in this Section 5.7. Without limiting Zimmer’s rights under Section 5.7(c), the Parties agree that Zimmer-specific marking or labeling shall be included on Product packaging and labeling but not on actual physical Products (unless otherwise agreed to by the Parties). Zimmer shall compensate X-spine for reasonable, pre- approved costs incurred for this work.

ARTICLE VI
REGULATORY MATTERS

6.1           Compliance.

(a)          Each Party shall comply in all material respects with all Applicable Laws that pertain to its activities under this Agreement and, except as otherwise provided for herein, shall bear the entire cost and expense of such compliance.

(b)          Without limiting the generality of the foregoing, both Parties will abide by the FCPA, the Anti-Kickback Statute, and all other anti-corruption and anti-bribery laws of the United States, as well as the local anti-corruption and anti-bribery laws of each country within the Territory. Neither Party shall offer, give, promise to give or authorize giving, directly or indirectly, any money or anything else of value to any government official (including any employee of a state-owned or controlled entity or public international organization), political party, political official, candidate for public office or any other Person or entity, with the knowledge that such payment, offer or promise to pay will be made to any governmental official in an effort to win or retain business, secure any advantage over competitors, or for the purpose of influencing such governmental official to make one or more business decisions favorable to Zimmer, X-spine or both. The Parties understand that, for these purposes, in some cases, doctors, nurses, hospital administrators, and other healthcare providers may be considered government officials. Zimmer represents that it does not desire and covenants that it will not request any service or action by X-spine which may constitute a violation of applicable anti-corruption laws.

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(c)          X-spine shall comply with Zimmer’s Code of Business Conduct and compliance policies and procedures related to the engagement and retention of health care professionals (“Code of Conduct”).

6.2           Regulatory Clearances.

(a)          X-spine represents and warrants to Zimmer that it has applied for and received Regulatory Clearance for the Products (except the Irix-A Products) in the United States and that such Regulatory Clearance is in good standing.

(b)          X-spine shall use commercially reasonable efforts to obtain Regulatory Clearance for the Irix-A Products in the United States.

(c)          X-spine shall use commercially reasonable efforts to apply for and obtain Regulatory Clearance for the Products in jurisdictions outside of the United States as requested by Zimmer.

(d)          During the Distribution Term and any applicable Transition Period, X- spine shall be responsible as the manufacturer of record of the Products for all costs and expenses relating to the application for and maintenance of Regulatory Clearances in the Territory. X-spine shall have primary responsibility for all communications, submissions and interactions with the Regulatory Authorities for the purpose of obtaining and maintaining Regulatory Clearances. X-spine shall notify Zimmer any time that it applies for, obtains or loses any Regulatory Clearance. To the extent permitted under Applicable Laws, X-spine hereby grants to Zimmer the fully paid up right to use during the Term any and all Regulatory Clearances and regulatory approvals related to the Products owned by or licensed to X-spine and existing as of the Effective Date or obtained during the Term necessary or useful for Zimmer to exercise its rights and perform its obligations under this Agreement.

6.3           Actions by Regulatory Authorities.

(a)          X-spine shall be primarily responsible to Regulatory Authorities throughout the Territory as the manufacturer of record of the Products.

(b)          If either Party receives notice of an audit, inspection, investigation, inquiry, import or export ban, product seizure, enforcement proceeding or similar action by a Regulatory Authority with respect to any Product or a Party’s activities in connection with any Product, it will notify the other Party as soon as reasonably practicable, but in any event within seventy-two (72) hours after its receipt of notice of the action and will promptly deliver to the other Party copies of all relevant documents received from the Regulatory Authority. The Parties shall cooperate in response to the action, including providing information and documentation as requested by the Regulatory Authority. If the action primarily concerns the activities of Zimmer or its Marketing Partners or Affiliates, then Zimmer shall have primary responsibility to respond to the Regulatory Authority and will bear all costs in connection therewith; otherwise, X-spine shall have primary responsibility to respond and will bear all costs in connection therewith. In either case, upon request of the responding Party, the other Party shall provide consulting advice and assistance with the response.

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6.4           Inspections. Zimmer shall have the right, upon reasonable prior notice to X- spine and not more frequently than once per year and during regular business hours, to inspect and audit X-spine’s, and to the extent possible, X-spine’s subcontractor’s, facilities and operations for the purpose of verifying their compliance with their obligations under Regulatory Laws, this Agreement and applicable quality system requirements, including the right to (a) inspect and take samples of the Products, (b) observe manufacturing and related operations, processes and methods, (c) review documentation and (d) conduct quality assurance, quality system and regulatory compliance audits. Zimmer will be responsible for the cost and expense of such audit.

6.5           Product Labels. During the Distribution Term and any applicable Transition Period, X-spine shall have sole responsibility for obtaining all necessary Product labels and for negotiating the language of the Product labels with the applicable Regulatory Authorities in the Territory. All labels (and any changes to labels) shall, without limitation, include both Zimmer- specific and X-spine-specific part numbers and be subject to approval of Zimmer prior to implementation, except as required by Applicable Law. X-spine shall establish and maintain procedures to control label integrity, inspection and storage and to control operations of labeling used for each production unit, lot or batch to prevent labeling mix-ups. X-spine shall control the packaging and labeling of the Products to ensure conformance to their respective Specifications and Applicable Laws.

6.6           Product Complaints and Reports. The Parties each shall collect and record Product Complaints (and any other events required to be recorded under Applicable Laws) in accordance with Applicable Laws and their standard procedures and policies in effect from time to time. Each Party shall provide to the other Party reports of such complaints or events within seventy-two (72) hours after receipt. X-spine shall be responsible for investigating all Product Complaints. X-spine shall be responsible for submitting to the Regulatory Authorities all required reports and other materials, including annual reports, distribution reports and safety reports. Each Party shall immediately notify the other Party of any material information it learns concerning the safety or efficacy of the Product, regardless of whether formal reporting to any Regulatory Authority is required.

6.7           Field Actions. If either Party in good faith determines that a removal, correction, recall or other Field Action involving a Product or its labeling is warranted (whether or not required by a Regulatory Authority), such Party shall immediately notify the other Party in writing and shall advise such other Party of the reasons underlying its determination that a removal, correction, recall or other Field Action is warranted. The Parties shall consult with each other as to any action to be taken in regard to such removal, correction, recall or other Field Action. If, after consultations, either Party in good faith believes that such a removal, correction, recall or Field Action should be undertaken with respect to the Product or its labeling, the Parties shall cooperate in carrying out the same, and Zimmer shall follow any reasonable direction for X-spine with respect thereto. X-spine shall be responsible for all of Zimmer’s reasonable out-of-pocket costs and expenses, including the replacement cost of the Products, in the event of removals, corrections, recalls or other Field Actions with respect to any Product except to the extent such removal, correction, recall or other Field Action was due to an act or omission of Zimmer in which case Zimmer shall be responsible for X-spine’s reasonable out-of-pocket costs and expenses in connection therewith. X-spine shall be responsible for any required reporting to Regulatory Authorities with respect to any removal, correction, recall or other Field Action involving the Product or its labeling.

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6.8           Additional Quality and Regulatory Provisions.

(a)          During the Distribution Term and any applicable Transition Period, X- spine shall be responsible for all design control, manufacturing, process, validation and process control activities relative to the Products, including design assurance and product and process validations, as required by the FDA’s Quality System Regulations (“QSRs”), ISO standards, and applicable regulations, and Applicable Laws.

(i)          X-spine shall develop, conduct, control, and monitor production processes to ensure that the Products conform to the Specifications. This includes the establishment and maintenance of procedures for acceptance activities, to include inspections, tests, or other verification activities, to ensure that specified requirements are met for incoming Products, in-process Products and finished goods.

(ii)         X-spine shall establish and maintain procedures for changes to a manufacturing specification, method, or process. X-spine shall notify Zimmer of any material change(s) to a manufacturing specification, method or process pursuant to Section 5.3.

(iii)        X-spine shall establish and maintain schedules for the adjustment, cleaning, and other maintenance of equipment to ensure that manufacturing Specifications are met.

(iv)        X-spine shall ensure that all inspection, measuring, and test equipment is suitable for its intended purposes and is capable of producing valid results.

(v)         X-spine shall establish and maintain procedures to ensure that equipment is routinely calibrated, inspected, checked and maintained.

(vi)        X-spine shall establish and maintain documented process validations to support all cleaning and sterilization instructions included in any Product labeling.

(b)          X-spine shall be responsible for managing an effective document change control system relative to the design, manufacture, and labeling of the Products at the location of X-spine and its permitted Third-Party vendors.

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(c)          X-spine shall be responsible for managing an effective product and process validation system relative to the design and manufacture of the Products at the location of X-spine and its permitted Third-Party manufacturers. X-spine shall develop and implement validation or qualification protocols for significant processes, equipment and computer systems.

(d)          X-spine shall establish and maintain procedures for acceptance activities, including inspections, tests or other verification activities to ensure that specified requirements are met for incoming Product, in-process Product and finished Product, as required by the QSRs. X-spine shall identify by suitable means the acceptance of Product and, if applicable, shall indicate the conformance or non-conformance of Product with established acceptance criteria throughout manufacturing, packaging, labeling and servicing of Product, as required by the QSRs. X-spine shall establish and maintain procedures to control Product that does not conform, by addressing identification, documentation, evaluation, segregation and reevaluation of non-conforming Product as required by the QSRs.

(e)          X-spine shall maintain appropriate documented procedures designed to prevent mix-ups. X-spine shall provide evidence to the effect that packaging containers maintain the integrity, quality, and function of the Product for the entire shelf life, and not produce toxic residues during storage, all consistent with industry practice. Packaging must be designed to prevent or indicate the occurrence of tampering.

(f)          X-spine shall establish and maintain procedures for implementing and documenting corrective and preventive actions, including analyzing processes, work operations, concessions, quality audit reports, quality records, service records, complaints and returned Product, as required by the QSRs. Appropriate statistical methodology shall be employed where necessary to detect recurring quality problems.

(g)          X-spine shall deliver Products to Zimmer using documented procedures for the handling, storage, packaging, preservation and delivery of the Products. The shipping container shall be validated to ensure that the safety and integrity of each Product is maintained during transit. Zimmer shall deliver Products to its customers using documented procedures for handling, storage, packing, preservation and delivery of the Products.

(h)          Zimmer reserves the right to request lot specific compliance to specification information in the form of a certificate of compliance.

(i)          X-spine shall establish and maintain a quality system in compliance with QSR, ISO, and various international requirements for the manufacture of the Products. X-spine shall also ensure that its permitted subcontractors and vendors of Products maintain a quality system in compliance with QSR requirements.

(j)          X-spine shall establish procedures for identifying training needs and ensure that all personnel are trained adequately to perform their assigned responsibilities. Training shall be documented.

(k)          X-spine and Zimmer shall enter into a supplier quality agreement in order to fulfill Zimmer supplier control requirements. The Parties agree to work together in good faith to finalize and execute such agreement within thirty (30) days after the Effective Date.

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6.9           Quality Records. Both X-spine and Zimmer shall retain all applicable quality records (e.g., Device Master Records, Device History Records, distribution records, complaint records, etc., as applicable) for a period of five (5) years after the expiration of the expected life of the Products. Where the expected life of the Products is undetermined, the records shall be retained permanently.

6.10         Regulatory Representations and Warranties. X-spine hereby represents and warrants to Zimmer that:

(a)          This Agreement is not intended to violate the Anti-Kickback Statute, 42 U.S.C. 1320-7b(b). Zimmer has referenced and made available to X-spine a copy of its Code of Conduct and a summary of Zimmer’s Anti-Kickback Statute policies and procedures on Zimmer’s website (www.zimmer.com). None of X-spine, its Affiliates or any of their respective officers, directors, subcontractors, agents or employees (collectively, “X-spine Parties”) have ever been debarred, excluded or suspended by the Office of Inspector General of the Department of Health and Human Services, or from federal or state procurement programs, or convicted of a criminal offense with respect to health care reimbursement. Without limiting the generality of the foregoing, X-spine further represents and warrants that none of the X-spine Parties has been, is currently, or, during the Term, will become: (a) an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or §335a(b) (a “Debarred Individual”) from providing services in any capacity to a Person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual, or (b) an entity that has been by the FDA pursuant to 21 U.S.C. §335a(a) or §335a (b) (a “Debarred Entity”) from submitting or assisting in the submission of any abbreviated drug application, or an employee, partner, shareholder, member, subsidiary or Affiliate of a Debarred Entity. No Debarred Individual or Debarred Entity will perform on X-spine’s behalf any services or render any assistance relating thereto in connection with this Agreement. X-spine further represents and warrants that X-spine has no knowledge of any circumstances which may affect the accuracy of the foregoing representations and warranties, including FDA investigations of, or debarment proceedings against the X-spine Parties, and X-spine will immediately notify Zimmer if X-spine becomes aware of any such circumstances during the term of this Agreement.

(b)          No X-spine Party has ever been in violation of the FCPA.

(c)          No government official is a principal, owner, officer, employee or agent of any entity in which X-spine has an interest, and no government official has any material financial interest in the business of the X-spine.

(d)          There are no circumstances that may affect the accuracy of the foregoing representatives and warranties, including FDA investigations of, or debarment proceedings against, X-spine or any Person performing services or rendering assistance relating thereto, and X-spine will immediately notify Zimmer if it becomes aware of any such circumstances during the Term.

(e)          X-spine represents and warrants that the terms of this Agreement are not inconsistent with any other contractual or legal obligations X-spine may have or with the policies of any institution with which X-spine is associated.

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(f)          X-spine warrants that it does not undertake the direct or indirect sales and marketing promotion of Zimmer products to sources of federal health care program business, including individuals and entities in a position to recommend or refer federal health care program business. X-spine warrants that it does not employ or contract with any health care professional in a position to recommend or refer Zimmer’s products for purchase by any source of federal health care program business and further warrants no owner, investor or manager of X-spine is authorized to undertake any such activities. In the event of any subsequent ownership, investment, management or employment structure of X-spine changes these representations, X- spine with notify Zimmer within five (5) Business Days and such changes in representation may be a basis for Zimmer to terminate this agreement immediately upon written notice to X-spine.

ARTICLE VII
CONFIDENTIALITY

7.1           Confidentiality. In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be either the disclosing Party or the recipient of Confidential Information. The Parties wish to protect such Confidential Information in accordance with this Section 7.1. The provisions of this Section shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates and Marketing Partners). Each Party shall advise its agents and representatives of the requirements of this Section and shall be responsible to ensure their compliance with such provisions.

(a)          For purposes hereof, “Confidential Information” with respect to a disclosing Party means all information, in any form or media that the disclosing Party furnishes to the recipient, whether furnished before or after the Effective Date, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such information; provided, however, that Confidential Information does not include information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (ii) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (iii) is disclosed to the recipient on a non-confidential basis by a Person who is not in breach of any confidentiality obligation to the disclosing Party or (iv) is developed by or on behalf of the recipient without reliance on Confidential Information received hereunder. The contents of this Agreement shall be deemed to be Confidential Information of each Party.

(b)          The recipient of Confidential Information shall (i) maintain its confidentiality using efforts and precautions at least as great as those it uses and takes to protect its own confidential information and trade secrets; (ii) use such Confidential Information solely in connection with the discharge of its obligations under this Agreement and (iii) not disclose such Confidential Information to any Person other than those of its agents and representatives who need to know such Confidential Information in order to accomplish the objectives for which it was disclosed. Notwithstanding the foregoing, the recipient of Confidential Information may disclose it to the extent necessary to comply with Applicable Laws or regulations or with an order issued by a court or regulatory body with competent jurisdiction; provided that, in connection with such disclosure, the recipient uses commercially reasonable efforts to obtain confidential treatment or an appropriate protective order, to the extent available, with respect to such Confidential Information.

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(c)          Within thirty (30) days of the disclosing Party’s request, the recipient of Confidential Information shall redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form, and the recipient shall not retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information. All notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the disclosing Party by an authorized representative of the recipient who supervised such destruction. Notwithstanding the foregoing, in-house legal counsel to the recipient shall be permitted to retain in its files one copy of all Confidential Information to evidence the scope of the Party’s obligation of confidentiality.

(d)          The obligations under this Section shall remain in effect from the Effective Date through the fifth (5th) anniversary of the expiration or termination of the Term of this Agreement.

(e)          In addition to any other remedies available in law or equity, the disclosing Party shall be entitled to temporary and permanent injunctive relief in the event of a breach (or threatened breach) under this Section.

(f)          The provisions of this Section shall supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby, including the Mutual Confidential Information Disclosure Agreement, dated as of August 12, 2011.

7.2           Publicity. Neither X-spine nor Zimmer shall issue any press release or otherwise publicize the subject matter of this Agreement without the prior written approval of the other Party, except to the extent that such press release or other public announcement is required by law in the opinion of legal counsel to the releasing Party or that the substance thereof has been previously reviewed and released by the other Party or is in the public domain through no fault of the releasing Party. In the event of a required press release or other public announcement, the releasing Party shall provide the other Party with a copy of the proposed text prior to such announcement. The Parties agree that if either Party is required to file this Agreement with any Governmental Authority, the releasing Party shall redact the financial terms of this Agreement to the extent possible in order to keep the financial terms of this Agreement confidential.

ARTICLE VIII
INTELLECTUAL PROPERTY RIGHTS

8.1           Intellectual Property Representations. X-spine hereby represents and warrants to, and covenants with, Zimmer as follows:

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(a)          X-spine owns or holds valid and enforceable rights to use and license (to the extent a license is required), without, to the best of its knowledge, infringing, misappropriating or violating the rights of any Person, any Intellectual Property that is necessary for (i) X-spine to manufacture and sell the Products, (ii) Zimmer to Distribute the Products as contemplated by this Agreement, (iii) Zimmer to make, have made, use, sell, offer to sell, have sold, import/export and otherwise commercialize the Products as contemplated by this Agreement, and (iv) X-spine to grant to Zimmer and its Marketing Partners the Distribution rights and Intellectual Property Rights under this Agreement.

(b)          X-spine has not previously granted any license, covenant not to sue or other right that would be inconsistent with or conflict with the grant of the Distribution rights and license rights under this Agreement.

(c)          No Person has asserted and there is no threatened or pending claim, suit, proceeding, action or demand (a “Claim”) with respect to any of the Products or X-spine IP, which Claim (i) challenges the validity of X-spine’s interest in the X-spine IP, (ii) alleges that the manufacture, use, sale or import/export of the Products or X-spine’s use or practice of the X- spine IP infringes, misappropriates or violates the rights of any Person or (iii) seeks to enjoin or restrain the manufacture, use, sale or import/export of the Products or X-spine’s use or practice of the X-spine IP in any manner that would interfere with the transactions contemplated by this Agreement. X-spine has no knowledge that any Person intends to assert such a Claim.

8.2           Trademarks. Zimmer and its Marketing Partners shall have the right to use X- spine’s Trademarks associated with the Products as may be necessary in order to comply with applicable Regulatory Laws. Zimmer and its Marketing Partners shall comply with the reasonable instructions of X-spine as to the form and manner in which such Trademarks shall be used. Other than as expressly provided herein, no Party shall acquire or have any right to use the name or Trademarks of the other Party without its prior written consent. All uses by Zimmer or its Marketing Partners or Affiliates of X-spine’s Trademarks shall inure to the exclusive benefit of X-spine.

8.3           Axle Products License.

(a)          Zimmer hereby grants to X-spine a non-exclusive, perpetual, worldwide license under Patent No. 8,439,953, and U.S. Patent Publication Nos. 13/0204301, 08/0140125 and 03/0040746 to Distribute the Axle Products pursuant to and subject to the limitations set forth in Section 2.1.

(b)          The license granted under this Section 8.3 shall be transferable under a Change of Control. For the sake of clarity, whether the license is transferred or not, the license is granted solely for the Distribution of Axle Products and may not be applied to any other activities (whether by X-spine or a transferee).

(c)          The license granted under this Section 8.3 shall include the following royalty payments based on Net Sales (the definition of Net Sales shall apply to X-spine and the Axle Products, mutatis mutandis) of Axle Products received by X-spine:

(i)          Except as further provided below, during the Term of this Agreement, the license granted under this Section 8.4 shall be royalty-free.

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(ii)         Upon X-spine’s exercising of its right in Section 3.8(a) to render nonexclusive Zimmer’s Distribution rights, X-spine shall make royalty payments to Zimmer in an amount equal to one percent (1%) of Net Sales.

(iii)        After the expiration or termination of this Agreement, X-spine shall make royalty payments to Zimmer in an amount equal to two percent (2%) of Net Sales.

(iv)        Upon a Change of Control, X-spine or its successor shall make royalty payments to Zimmer in an amount equal to four percent (4%).

In the event that more than one of the previous royalty rates applies, X-spine shall make royalty payments at whichever rate is highest. The obligation to pay royalties under this Section 8.4 shall terminate with respect to any jurisdiction upon the expiration of the last to expire, valid Patent claim under Patent No. 8,439,953 in such jurisdiction. Zimmer shall not directly or indirectly challenge or induce any Third Party to challenge X-spine’s activities relating to this license during the Distribution Term.

(d)          Multiple royalties shall not be payable in the case of multiple resales of the Products through a distribution chain. Royalties shall be payable in arrears on a quarterly basis in immediately available funds. So long as royalties are due hereunder, X-spine shall provide to Zimmer reports (in written or electronic form) on Net Sales for each calendar quarter and the amount of royalties due thereon. Each report shall be due on the sixtieth (60th) day following the last day of the applicable calendar quarter. Royalty payments shall be due and payable on the date each report is due.

(e)          X-spine may not grant sublicenses under this Section 8.3. Notwithstanding the foregoing, X-spine may engage Third Parties to manufacture the Axle Products, in whole or in part, for X-spine that are to be sold by X-spine. Zimmer shall have the sole and exclusive right, in its discretion, to institute and prosecute lawsuits against Third Persons for infringement of the rights licensed in this Section 8.3. All sums recovered in any such lawsuits, whether by judgment, settlement, or otherwise, in excess of the amount of reasonable attorneys’ fees and other out of pocket expenses of such suit, shall be retained solely by Zimmer. X-spine agrees to reasonably cooperate with Zimmer in the prosecution of any such suit against a Third party and shall execute all papers, testify on all matters, and otherwise cooperate as reasonably necessary for the prosecution of any such lawsuit. For avoidance of doubt, reasonable cooperation shall not include joining as a party to any such lawsuit. Zimmer shall reimburse X-spine for reasonable expenses incurred as a result of such cooperation.

8.4           Reverse Engineering. During the Distribution Term, neither Zimmer nor its Affiliates shall “reverse engineer” the Products in order to design or develop any products that are substantially similar to and competitive with the Products.

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8.5           X-spine Intellectual Property. During the Distribution Term, Zimmer shall not directly or indirectly challenge or induce any Third Party to challenge the validity or enforceability of any present or future Patent controlled by X-spine related to the Products or any patent claim(s) therein, or initiate or participate in any re-examination or other proceeding related to the validity, enforceability or patentability of any claim of any such X-spine Patent before any tribunal or patent office. This Section shall not prohibit Zimmer from responding to a subpoena, process, or discovery requests in any litigation or administrative proceeding provided that the Zimmer give prompt notice to X-spine of the receipt of said subpoena, process or discovery requests.

8.6           Zimmer Intellectual Property. Zimmer agrees not to make any infringement claims against X-spine related to (a) the Products during the Distribution Term, and (b) any Products licensed under Article XII, during the term of the IP License for such Product.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to, and covenants with, the other Party that:

(a)          It is a corporation duly organized, validly existing and, if relevant in its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization and has the power and authority to own, lease and operate its assets and to conduct the business now being conducted by it. It has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)          The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c)          The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not: (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of, its certificate of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a breach under (or event which, with notice, lapse of time or both, would constitute a breach under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.

(d)          No authorization, consent or approval of, or notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by it of this Agreement, other than Regulatory Clearances that have not been obtained prior to the Effective Date.

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ARTICLE X
INDEMNIFICATION AND INSURANCE

10.1         Indemnification by X-spine.

(a)          X-spine shall indemnify, defend and hold harmless Zimmer and its Affiliates and Marketing Partners and their respective shareholders, directors, officers, employees and agents (the “Zimmer Indemnified Parties”) from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including reasonable attorneys’ fees (each, an “Indemnifiable Loss”), paid or incurred by them in connection with any Claim based upon or arising from: (i) any facts or circumstances that would constitute a breach by X- spine of any of its representations, warranties or obligations under this Agreement; (ii) any bodily injury, death or property damage resulting from any defect in the design, engineering, fabrication, manufacture or label (including the label warnings) of any Product manufactured by or on behalf of X-spine or from the failure of any such Product to conform to the applicable Specifications therefor, unless the Claim arises from Products modified by Zimmer without X- spine consent (a “Product Liability Claim”); (iii) any infringement or violation of a Third-Party’s Intellectual Property Rights as a result of the use, manufacture, sale or distribution of any Product; (iv) any violation by X-spine of Applicable Laws; or (v) any negligent or more culpable act or omission of X-spine or its Affiliates or subcontractors or any of their respective employees or agents relating to the activities subject to this Agreement.

(b)          Zimmer shall give X-spine prompt written notice of any Claim with respect to which X-spine’s indemnification obligations may apply, but any delay or failure of such notice shall not excuse X-spine’s indemnification obligations except to the extent that X- spine’s legal position is prejudiced thereby. X-spine shall have the right to assume and control the defense and settlement of any such Claim; except that Zimmer shall have the right to assume and control, at X-spine’s expense, the defense and settlement of any such Claim if: (i) such Claim relates to Indemnifiable Losses under Section 10.1(a)(iii), (ii) Zimmer reasonably determines that there is a conflict of interest between Zimmer and X-spine with respect to such Claim; (iii) X-spine fails to employ counsel reasonably satisfactory to Zimmer to represent Zimmer within a reasonable time after X-spine’s receipt of notice of the Claim or (iv) in the reasonable opinion of counsel to Zimmer, the Claim could result in Zimmer becoming subject to injunctive or other non-monetary relief that could have a material adverse effect on Zimmer’s ongoing business. The Party not controlling the defense shall have the right to participate in the Claim at its own expense, but in any event shall cooperate with the controlling Party in the investigation and defense of the Claim.

(c)          If X-spine is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then X-spine shall not settle such Claim without Zimmer’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by X-spine and (ii) such settlement does not include any finding or admission of a violation by Zimmer of any Applicable Laws or Third Party’s rights. Whenever Zimmer assumes and controls the defense and settlement of a Claim with respect to which X-spine’s indemnification obligations apply, X-spine shall not be liable for any settlement thereof effected by Zimmer unless Zimmer shall have obtained X-spine’s prior written consent to the proposed settlement (which consent shall not be unreasonably withheld or delayed).

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(d)          X-spine shall maintain, from the Effective Date through the first anniversary of the expiration date of the Term, a policy of insurance for Product Liability Claims. Such policy shall (i) have a per occurrence limit of at least $1,000,000 and an annual aggregate limit of at least $5,000,000, and (ii) provide for at least thirty (30) days’ advance written notice to Zimmer of cancellation or material change in coverage. Promptly following execution of this Agreement and annually thereafter, X-spine shall provide to Zimmer evidence of such coverage and a certificate of insurance indicating that Zimmer is an additional insured. If X-spine breaches its obligation to maintain insurance, (x) Zimmer shall have the right to obtain coverage as required on X-spine’s behalf and at X-spine’s expense, (y) Zimmer shall have the right to set off the cost of such coverage against any payment owed to X-spine and (z) X-spine shall indemnify Zimmer from and against all costs and expenses associated with obtaining such coverage.

10.2         Indemnification by Zimmer.

(a)          Zimmer shall indemnify, defend and hold harmless X-spine and its Affiliates and their respective shareholders, directors, officers, employees and agents from and against any and all Indemnifiable Losses paid or incurred by them in connection with any Claim based upon or arising from: (i) any facts or circumstances that would constitute a breach by Zimmer of any of its representations, warranties or obligations under this Agreement; (ii) any violation by Zimmer of Applicable Laws; (iii) any negligent or more culpable act or omission of Zimmer or its Affiliates or Marketing Partners or any of their respective employees or agents relating to the activities subject to this Agreement; (iv) any claims arising from Zimmer private label branding, including claims of trademark infringement; or (v) claims arising from modifications to Products performed by Zimmer without written consent from X-spine.

(b)          X-spine shall give Zimmer prompt written notice of any Claim with respect to which Zimmer’s indemnification obligations may apply, but any delay or failure of such notice shall not excuse Zimmer’s indemnification obligations except to the extent that Zimmer’s legal position is prejudiced thereby. Zimmer shall have the right to assume and control the defense and settlement of any such Claim; except that X-spine shall have the right to assume and control, at Zimmer’s expense, the defense and settlement of any such Claim if: (i) X-spine reasonably determines that there is a conflict of interest between Zimmer and X-spine with respect to such Claim; (ii) Zimmer fails to employ counsel reasonably satisfactory to X-spine to represent X-spine within a reasonable time after Zimmer’s receipt of notice of the Claim or (iii) in the reasonable opinion of counsel to X-spine, the Claim could result in X-spine becoming subject to injunctive or other non-monetary relief that could have a material adverse effect on X- spine’s ongoing business. The Party not controlling the defense shall have the right to participate in the Claim at its own expense, but in any event shall cooperate with the controlling Party in the investigation and defense of the Claim.

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(c)          If Zimmer is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then Zimmer shall not settle such Claim without X-spine’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by Zimmer and (ii) such settlement does not include any finding or admission of a violation by X-spine of any Applicable Laws or Third Party’s rights. Whenever X-spine assumes and controls the defense and settlement of a Claim with respect to which Zimmer’s indemnification obligations apply, Zimmer shall not be liable for any settlement thereof effected by X-spine unless X-spine shall have obtained Zimmer’s prior written consent to the proposed settlement (which consent shall not be unreasonably withheld or delayed).

10.3         Combined Obligations. To the extent that Zimmer and X-spine have indemnification obligations to one another in connection with a single Claim, Zimmer and X- spine shall contribute to the aggregate damages arising from such Claim in such proportion as is appropriate to reflect their relative responsibilities for such damages, as well as any other relevant equitable considerations. The amount paid or payable by Zimmer or X-spine for purposes of apportioning the aggregate damages shall be deemed to include all reasonable legal fees and expenses incurred by such Party in connection with investigating, preparing for or defending against such Claim.

ARTICLE XI
TERM AND TERMINATION

11.1         Term. Unless earlier terminated in accordance with Section 11.2, the initial term of this Agreement (the “Initial Term”) shall begin on the Effective Date and shall continue for ten (10) years. The Initial Term shall be automatically extended for renewal terms of two (2) years (each, a “Renewal Term”) unless either Party notifies the other Party in writing that it desires not to renew the Initial Term or Renewal Term at least six (6) months prior to the expiration of such Initial Term or Renewal Term, as applicable.

11.2         Termination. This Agreement may be terminated as follows:

(a)          If a Party is dissolved under applicable corporate law or becomes subject to an Insolvency Event, the other Party may terminate this Agreement by delivering written notice thereof.

(b)          If either Party believes the other is in material breach of this Agreement, it may give notice of such breach to the other Party, and the breaching Party shall have thirty (30) days in which to remedy the breach. If the breach is not remedied within such thirty (30) day period, the non-breaching Party may terminate this Agreement immediately upon delivery to the breaching Party of a written notice of termination. The non-breaching Party’s right to terminate this Agreement shall not be construed as an exclusive remedy.

(c)          Either Party may terminate this Agreement in accordance with the terms of Section 14.2.

(d)          Zimmer may terminate this Agreement at its sole discretion immediately upon notice to X-spine under the following circumstances: (i) if X-spine is subject to a Change of Control involving a Zimmer Competitor; or (ii) in accordance with the terms of Section 6.10(f).

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11.3         Order Fulfillment; Depletion of Inventory. Upon the expiration or termination of this Agreement for any reason other than pursuant to Section 11.2(b) as a result of a material breach by Zimmer, (i) at Zimmer’s written request, X-spine shall continue to manufacture and deliver all Products that are the subject of Firm Orders submitted by Zimmer prior to the expiration or termination of this Agreement, and (ii) Zimmer shall be permitted to sell to depletion any remaining inventory of the Products, including any Products delivered pursuant to clause (i) above.

11.4         Survival. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. The following Articles and Sections shall survive the expiration or termination of this Agreement: Articles VII, IX, X, and XI and Sections 4.4, 5.4, 6.3, 6.6, 6.7, 6.8, 6.10, 8.1, 8.4, 14.4 and 14.9. For the avoidance of doubt, in the event Zimmer exercises its Option to License, the IP License shall be perpetual and Article XII shall survive indefinitely.

ARTICLE XII
OPTION TO LICENSE

12.1         Option. Upon the occurrence of a License Trigger Event, Zimmer shall have the option (the “Option to License”) to acquire from X-spine a non-exclusive, perpetual, irrevocable, worldwide, royalty-bearing license under the X-spine IP to make, have made, use, sell, offer to sell, have sold, import/export and otherwise commercialize any of the Products throughout the Territory for all uses and applications in the Field (the “IP License”). The IP License shall be sublicenseable to Zimmer’s Marketing Partners, Affiliates, and Third Party manufacturers as is necessary or useful to commercialize the Products.

12.2         Royalties. In the event Zimmer exercises its Option to License, Zimmer shall make royalty payments to X-spine beginning on the IP License Effective Date (as defined below) in an amount equal to two percent (2%) of Net Sales of all Products included in the IP License except for Axle Products and one percent (1%) of Net Sales of Axle Products, in each case to the extent received by Zimmer and with the following limitations:

(a)          In the event Zimmer reasonably determines that it needs a license or other access to Intellectual Property Rights of a Third Party in order to make, have made, use, sell, offer to sell, have sold, import/export and otherwise commercialize any Product, any consideration paid to such Third Party by Zimmer in order to obtain such license or access (including upfront fees, royalties and other forms of consideration) shall be credited against any royalty payments due hereunder. Nothing herein shall be construed to limit Zimmer’s indemnification rights under Section 10.1.

(b)          Multiple royalties shall not be payable in the case of multiple resales of a Product through a distribution chain. Royalties shall be payable in arrears on a quarterly basis in immediately available funds. So long as royalties are due hereunder, Zimmer shall provide to X- spine reports (in written or electronic form) on Net Sales for each calendar quarter and the amount of royalties due thereon. Each report shall be due on the sixtieth (60th) day following the last day of the applicable calendar quarter. Royalty payments shall be due and payable on the date each report is due.

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(c)          The obligation to pay royalties under this Section 12.2 shall terminate with respect to each Product in each jurisdiction upon the expiration of the last to expire valid Patent claim covering such Product in such jurisdiction.

12.3         IP License Effective Date. In order to exercise its Option to License pursuant to Section 12.1 above, Zimmer shall provide ten (10) days prior written notice thereof to X-spine. The effective date of the IP License (the “IP License Effective Date”) shall be the tenth (10th day after such notice is delivered to X-spine or a later effective date if so specified by Zimmer in such notice. Upon the valid exercise of such Option to License, effective as of the IP License Effective Date, X-spine hereby grants to Zimmer the IP License subject to the terms and conditions of this Agreement.

12.4         Information Transfer. As soon as practicable after the IP License Effective Date, and in no event more than thirty (30) days thereafter, X-spine shall disclose in writing to Zimmer, without charge, all Proprietary Information and other information known to X-spine that is necessary or useful in connection with the manufacture and sale of the Products, including design, engineering and manufacturing drawings; supplier and vendor records; Specifications; testing data; protocols; operating procedures; work instructions; regulatory filings; Regulatory Clearances; risk analyses; design history files; project history files; and device master records.

12.5         Transition Period. As soon as practicable after the IP License Effective Date, Zimmer shall begin the process of applying for Regulatory Clearances for the licensed Products with Zimmer (or its designee) as the manufacturer of record. X-spine shall provide reasonable assistance as requested by Zimmer in connection with such Regulatory Clearances. At Zimmer’s request, X-spine shall continue to manufacture and deliver each Product to Zimmer in accordance with the terms of this Agreement until the expiration of the Transition Period for such Product.

12.6         Effect on the Agreement. Upon Zimmer’s receipt of Regulatory Clearance for any Product in any jurisdiction, the Parties shall have no further rights or obligations under the following provisions with respect to such Product in such jurisdiction: Sections 3.8, 6.2 and 6.3(a). Upon the expiration of the Transition Period for any Product, the following provisions shall terminate with respect to such Product and thereafter the Parties shall have no further rights or obligations under such provisions with respect to such Product: Articles II, III, IV, V and XII, and Sections 6.4-6.8 and 8.2-8.3. Notwithstanding the foregoing, nothing herein shall affect any rights, obligations, claims, liabilities or remedies of any Party accruing or arising under any provision of this Agreement prior to the termination of such provision under this Section 12.6.

ARTICLE XIII
RIGHT OF FIRST REFUSAL

13.1         Offer. In the event that X-spine receives a bona fide offer from one or more Third Parties (a “Third-Party Offer”) during the Term of the Agreement, that would result in (a) a Change of Control of X-spine or (b) the sale, license or other divestment of its rights in and to the Products or any of the X-spine IP (a “Covered Transaction”), and X-spine desires to accept such Third-Party Offer, X-spine shall provide prompt written notice of such Third-Party Offer (a “Transaction Notice”) to Zimmer and shall offer to consummate the Covered Transaction with Zimmer on substantially equivalent terms and conditions. The Transaction Notice shall describe in detail the terms of the Covered Transaction and shall be accompanied by a copy of the Third-Party Offer. If the consideration to be provided by the Third Party includes any non-cash component, Zimmer shall have the right to provide cash in lieu thereof in an amount equal to the fair value of such non-cash component.

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13.2         Review and Negotiation Periods. Within twelve (12) Business Days after receipt by Zimmer of a Transaction Notice (the “Review Period”), Zimmer may elect by written notice to X-spine to consummate the Covered Transaction on substantially equivalent terms and conditions (an “Election”). The Parties shall have one hundred twenty (120) days from the Review Period to negotiate and sign a definitive agreement (the “Negotiation Period”). During the Negotiation Period, X-spine shall provide Zimmer with any relevant information that Zimmer reasonably requests and Zimmer shall notify X-spine if it is no longer interested in pursuing the transaction.

13.3         Forfeiture of Right.

(a)          No Election. If Zimmer does not make an Election within the Review Period, then the right of first refusal shall be forfeited, solely with respect to the Covered Transaction that triggered the Review Period, for one (1) year and X-spine shall be free to consummate the Covered Transaction with the Third Party at a price and on terms that are no more favorable to the Third Party than the price and terms set forth in the Third-Party Offer. If X-spine does not consummate the Covered Transaction with the Third Party within one year after the end of the Review Period (or, if earlier, within one (1) year of the date Zimmer notifies X-spine in writing of its decision not to negotiate a Covered Transaction), then Zimmer’s rights under this Article XIII shall apply again with respect to such transaction and to any subsequent Covered Transaction.

(b)          Failed Negotiation Period. If Zimmer does make an Election but the Parties are unable to sign a definitive agreement within the Negotiation Period (and X-spine shall have negotiated and responded to information requests in good faith throughout the Negotiation Period), then the right of first refusal shall be forfeited for one (1) year and X-spine shall be free to consummate any Covered Transaction with any Third Party. If X-spine does not consummate a Covered Transaction within one year after the end of the Negotiation Period, then Zimmer’s rights under this Article XIII shall apply again with respect to any subsequent Covered Transaction.

ARTICLE XIV
MISCELLANEOUS

14.1         Agency. The Parties are independent contractors. Neither Party is, nor shall be deemed to be, an employee, agent, partner or legal representative of the other Party for any purpose. Neither Party shall have the right, power or authority to enter into any contracts in the name of, or on behalf of, the other Party, nor shall either Party have the right, power or authority to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

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14.2         Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of terrorism, blockade, embargo, labor unrest or strikes, government acts, natural disasters, acts of God or similar events which are beyond the reasonable control of the Party affected, then the Party so affected shall, upon giving prior written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, or interference, provided that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. If such conditions inhibiting complete performance shall continue in excess of ninety (90) days, then the Party that is not affected by the force majeure event shall have the option, by delivery of written notice of termination to the affected Party, to terminate this Agreement.

14.3         Entire Agreement; Amendments. This Agreement (together with all Exhibits and other attachments referred to herein) constitutes the entire agreement between the Parties hereto concerning its subject matter and supersedes all previous negotiations, agreements and commitments with respect thereto. This Agreement shall not be released, discharged, amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties hereto.

14.4         Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Ohio, without regard to its choice of law rules.

(b)          The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based upon any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought (i) if by X-spine, in the federal courts of the Southern District of Ohio or the state courts of Montgomery County, Ohio, as applicable, and (ii) if by Zimmer, in the federal courts of the District of Minnesota or the state courts of Hennepin County, Minnesota, as applicable. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

14.5         Partial Illegality. If any provision of this Agreement, or the application thereof to any Party or circumstances, shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by either Party from the terms and provisions of this Agreement in order to comply with Applicable Laws shall not be considered a breach of this Agreement.

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14.6         Waiver of Compliance. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

14.7         Notices. Except as otherwise provided herein, all notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid, or by facsimile in accordance with this Section.

To X-spine:	X-spine Systems, Inc.
452 Alexandersville Rd
Miamisburg, OH 45342
Attn: President
Fax No.: 937-847-8410

To Zimmer:	Zimmer Spine, Inc.
7375 Bush Lake Road
Edina, MN 55439
Attn: President

With a copy to:	Zimmer Spine, Inc.
7375 Bush Lake Road
Edina, MN 55439
Attn: Legal Department

All notices shall be deemed given and received (i) if delivered by hand, immediately, (ii) if sent by mail, three (3) Business Days after posting, (iii) if delivered by express courier service, the next Business Day in the jurisdiction of the recipient or (iv) if sent by fax, at the time shown in the confirmed electronic receipt, or on the first Business Day thereafter if the notice is not sent on a Business Day.

14.8         Counterparts and Facsimile/Electronic. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A manual signature on this Agreement or any document executed in connection with this Agreement, the image of which is transmitted electronically (including facsimile or e-mail), shall constitute an original signature for purposes of this Agreement.

14.9         Limitation on Liability. Except with respect to the indemnification and confidentiality obligations, neither Party shall be liable to the other for indirect, incidental, consequential, punitive or special damages, including lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages.

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14.10         Offset Rights. To the extent that X-spine owes any payment obligations to Zimmer under this Agreement, Zimmer shall be entitled to withhold and offset such obligations against payments otherwise due to X-spine by Zimmer under this Agreement.

14.11         Further Actions. Each Party agrees, subsequent to the execution and delivery of this Agreement and without any additional consideration, to execute, acknowledge and deliver such further documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.12         Assignment. Neither Party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the non-assigning Party, except that (a) Zimmer may assign its rights and obligations under this Agreement to an Affiliate without X-spine’s approval and (b) X-spine may assign its rights and obligations under this Agreement upon a Change of Control to an acquiring party that is not a Zimmer Competitor, so long as such acquiring party is reasonably qualified to undertake all of X-spine’s obligations and agrees in writing to be bound by the terms of this Agreement. If and to the extent that a Party assigns any of its rights and/or obligations hereunder in accordance with this Section 14.12, then this Agreement shall be binding upon the assignee to the same extent as if it were a Party hereto, and each reference herein to the name of the assigning Party shall be deemed to include the assignee. Any assignment not in accordance with this Section 14.12 shall be void.

14.13         Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

14.14         Third-Party Rights. Except as otherwise expressly provided herein, this Agreement is not intended to confer any benefits upon, or create any rights in favor of any Person other than the Parties.

14.15         Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be responsible for its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, each Patty has caused this Agreement to be executed by its respective duly authorized representative as of the Effective Date.

X-SPINE SYSTEMS, INC.

By:	/s/ David Kirschman

Name:	David Kirschman

Title:	CEO

ZIMMER SPINE, INC.

By:	/s/ Steven J. Healy

Name:	Steven J. Healy

Title:	President

[Signature page to Zimmer/X-spine Distribution Agreement]